Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Medicis
Kara Stancell, Investor Relations & Corporate Communications
(480) 291-5854
www.Medicis.com
IMPAX Laboratories, Inc.
Larry Hsu, Ph.D. President & CEO
(510) 476-2000, Ext. 1111
Arthur Koch, CFO
(215) 933-0351
Mark Donohue, Sr. Director IR
(215) 933-3526
www.ImpaxLabs.com
MEDICIS AND IMPAX ANNOUNCE R&D COLLABORATION AND SETTLEMENT
SCOTTSDALE, Ariz. and HAYWARD, Calif.—December 1, 2008—Medicis (NYSE:MRX) and IMPAX Laboratories, Inc. (IMPAX) today announced they have entered into a Joint Development Agreement and a Settlement and License Agreement. In connection with the Settlement and License Agreement, Medicis and IMPAX have agreed to terminate all legal disputes between them relating to SOLODYN® (minocycline HCl, USP) Extended Release Tablets. Additionally, under terms of the agreements, IMPAX has confirmed that Medicis’ patents relating to SOLODYN® are valid and enforceable, and cover IMPAX’s activities relating to its generic product under Abbreviated New Drug Application (ANDA) #90-024.
Under the terms of the Settlement and License Agreement, IMPAX has a license to market its generic versions of SOLODYN® 45mg, 90mg and 135mg under the SOLODYN® intellectual property rights belonging to Medicis no later than November 2011. Upon launch of its generic formulations of SOLODYN®, IMPAX may be required to pay Medicis a royalty, based on sales of those generic formulations by IMPAX under terms described in the Settlement and License Agreement.
Under the Joint Development Agreement, Medicis and IMPAX will collaborate on the development of five strategic dermatology product opportunities, including an advanced-form SOLODYN® product. In return, Medicis will pay IMPAX $40 million at signing, along with additional milestone payments totaling up to $23 million upon successful completion of certain clinical and regulatory milestones. Additionally, Medicis will pay IMPAX royalties based on sales of the advanced-form SOLODYN® product if and when it is commercialized by Medicis upon approval by the U.S. Food and Drug Administration (FDA). Medicis will share equally in the gross profit of the other four development products if and when they are commercialized by IMPAX upon FDA approval.

“We are excited to work with IMPAX on the development of advanced forms of SOLODYN®,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “By combining the formulation expertise of IMPAX with the clinical development and commercial focus of Medicis, we believe SOLODYN® is well poised to maintain its leadership position in the branded oral antibiotic category for the treatment of acne. Furthermore, we appreciate the opportunity to collaborate with IMPAX on additional products. IMPAX is highly respected in sophisticated development technologies.”
Larry Hsu, Ph.D., President and Chief Executive Officer of IMPAX Laboratories, said, “We are pleased to resolve all patent uncertainties and look forward to working with Medicis on the development of advanced forms of SOLODYN®. Our formulation expertise, combined with the clinical development and commercial focus of Medicis, creates a solid team that is well positioned to maintain SOLODYN®’s leadership position in the branded oral antibiotic category for the treatment of acne. In addition, we welcome the opportunity to collaborate with a highly respected company on additional products.”
About IMPAX Laboratories
IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and markets its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s website at: www.ImpaxLabs.com.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide 10% and sulfur 5%), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream 0.05%, VANOS® (fluocinonide) Cream 0.1%, and ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, the over-the-counter brand ESOTERICA® and the prescription products indicated in the treatment of Urea Cycle Disorder, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder and AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%. For more information about Medicis, please visit the Company’s website at www.Medicis.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including the impact of the above-described agreements on SOLODYN® and the advanced form of SOLODYN®. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K/A for the year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. RESTYLANE® and PERLANE® are registered trademarks of HA North American Sales AB. All other marks are the property of their respective owners.
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